Exhibit 10.1
THIRD AMENDMENT AND WAIVER
     This THIRD AMENDMENT AND WAIVER (this “Amendment”) is entered into as of April 30, 2008, among HALIFAX CORPORATION OF VIRGINIA, f/k/a Halifax Corporation, a Virginia corporation (“Halifax”), HALIFAX ENGINEERING, INC., a Virginia corporation (“Engineering”), MICROSERV LLC, a Delaware limited liability company (Microserv”) and HALIFAX ALPHANATIONAL ACQUISITION, INC., a Delaware corporation (“AlphaNational”; collectively with Halifax, Engineering and Microserv, “Borrower”), and PROVIDENT BANK, a Maryland banking corporation (“Bank”).
W I T N E S S E T H :
     WHEREAS, the Borrower and the Bank entered into that certain Fourth Amended and Restated Loan and Security Agreement dated as of June 29, 2007 (as amended, restated, supplemented or modified from time to time, including the amendments and waivers set forth in that certain First Amendment and Waiver dated November 13, 2007, and that certain Second Amendment and Waiver dated as of January 31, 2008 the “Loan Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Loan Agreement);
     WHEREAS, the following Events of Default have occurred under the Loan Agreement: (a) Borrower failing to maintain a minimum Tangible Net Worth plus Subordinated Debt of not less than $1,000,000 as of March 31, 2008; (b) Borrower failing to maintain a ratio of Total Liabilities less Subordinated Debt to Tangible Net Worth plus Subordinated Debt of not greater than 4.0:1 as of December 31, 2007; (c) Borrower failing to maintain a Current Ratio equal to or greater than 1:1 as of March 31, 2008; and (d) Borrower failing to deliver to the Bank, by April 15, 2008, Bank either: (i) a commitment for financing in sufficient amount to completely pay-off the Line of Credit and the Auxiliary Revolver Facility; or (ii) an engagement letter with an advisory firm satisfactory to the Bank to assist the Borrower in evaluating and pursuing alternative refinancing sources or the sale of all or substantially all of the Borrower’s assets pay the principal, interest and late charges owed under the Auxiliary Revolver Facility at the December 31, 2007 maturity thereof or (iii) an Account Control Agreement executed by Liberty Bank in form and substance acceptable to the Bank covering any accounts maintained by the Borrower at Liberty Bank (the “Existing Defaults”);
     WHEREAS, the Existing Defaults are continuing and remain unwaived, and the Borrower has requested that the Bank waive the Existing Defaults;
     WHEREAS, the Bank has agreed to the requested waiver on the terms and conditions provided herein; and
     WHEREAS, the Borrower has further requested that certain terms and conditions of the Loan Agreement and the Promissory Notes evidencing the Revolving Line of Credit and the Auxiliary Revolver Facility (each a “Promissory Note” and collectively, the “Promissory Notes”) be amended, and the Bank has agreed to the requested amendments on the terms and conditions provided herein;

     NOW THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
     1. Amounts Due. The Borrower acknowledges and agrees that as of April 29, 2008 the outstanding principal balance due under: (a) the Line of Credit is Three Million Six Hundred and Two Thousand Three Hundred Seventy-One Dollars and 96/100 ($3,602,371.96) with accrued interest due in the amount of Twenty-One Thousand Three Hundred Fifty-two Dollars and 03/100 ($21,352.03) and (b) the Auxiliary Revolver Facility is Thirty Five Thousand Four Hundred Thirty-Six Dollars and 95/00 ($35,436.95) with accrued interest due in the amount of Two Hundred and Seventy Dollars and 31/100 ($270.31) and that such sums are in fact now due and owing without defense, set-off or counterclaim whatsoever.
     2. Amendment to the Loan Agreement.
          A. Section II.A. 1. of the Loan Agreement is hereby modified and amended by deleting the last two sentences thereof added by that certain Second Amendment and Waiver dated as of January 31, 2008 and replacing them with the following:
“All amounts outstanding under the Line of Credit shall be due and paid in full on June 30, 2008.”
          B. Section II.A.2. of the Loan Agreement is hereby modified and amended by deleting the last seven sentences thereof added by that certain Second Amendment and Waiver dated as of January 31, 2008 and replacing them with the following:
“Notwithstanding the provisions set forth above regarding the operation of the Auxiliary Revolver Facility, the Borrower cannot request any advance under the Auxiliary Revolver Facility after February 1, 2008 and all amounts outstanding under the Auxiliary Revolver Facility shall thereafter be due and paid in full as set forth above and finally on April 30, 2008.”
     3. Amendment to Promissory Notes.
          A. Section 3(a) of the Promissory Note evidencing the Line of Credit shall be deleted in its entirety and replaced with the following:
“(a) Principal: The principal balance of this Promissory Note and any accrued but unpaid interest shall be paid in full by the Borrower in immediately available funds on June 30, 2008.”
          B. Section 3(a) of the Promissory Note evidencing the Auxiliary Revolver Facility shall be deleted in its entirety and replaced with the following:
“(a) Principal: The principal balance of this Promissory Note and any accrued but unpaid interest shall be paid in full by the Borrower in immediately available funds on April 30, 2008.”

     4. Waiver. The Bank acknowledges that the Existing Defaults currently exist. Subject to the fulfillment of the conditions precedent to the effectiveness of this Amendment set forth in Section 4, the Bank hereby waives the Existing Defaults.
     5. No Other Amendments or Waivers. Except in connection with the amendments and the waivers expressly set forth above, the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Bank under the Loan Agreement or any of the other related documents, nor constitute a waiver of any provision of the Loan Agreement or any of the other related documents. Except for the amendments set forth above, the text of the Loan Agreement and all other related documents shall remain unchanged and in full force and effect and hereby ratifies and confirms its respective obligations thereunder. The Borrower acknowledges and expressly agrees that the Bank reserves the right to, and does in fact, require strict compliance with all terms and provisions of the Loan Agreement.
     6. Conditions Precedent to Effectiveness. This Amendment shall become effective as of the date hereof when, and only when, the Bank shall have received the following, in form and substance satisfactory to the Bank:
a.	counterparts of this Amendment executed by each Borrower;

b.	payment in full, in immediately available funds, to the Bank of one-half of amendment fee described below in the amount of $15,000, such fee being fully earned and non-refundable upon the effectiveness of this Amendment;

c.	payment in full of all other fees and expenses due and payable to the Bank under the Loan Agreement and in connection with the execution and delivery of this Amendment and the transactions described herein, including, without limitation, the fees and expenses of counsel to the Bank, if any; and

d.	such other information, documents, including amended and restated promissory notes, instruments, certificates or approvals as may be set forth within this Agreement or as the Bank or the Bank’s counsel may reasonably require.
     7. Additional Agreements. The Borrower agrees as follows:
a.	By no later than May 31, 2008, the Borrower shall deliver to the Bank either: (i) a commitment for financing in sufficient amount to completely pay-off the Line of Credit by no later than June 30, 2008; or (ii) an engagement letter with an advisory firm satisfactory to the Bank to assist the Borrower in evaluating and pursuing alternative refinancing sources or the sale of all or substantially all of the Borrower’s assets.

b.	By no later than May 15, 2008, the Borrower shall deliver to the Bank a fully executed Account Control Agreement acceptable to Bank perfecting the Bank’s security interest in all of the Borrower’s accounts at Liberty Bank.

c.	By no later than May 15, 2008, the Borrower shall identify to the Bank all locations at which it maintains inventory valued at greater than $10,000.

d.	On a monthly basis commencing on May 15, 2008, the Borrower shall deliver copies of the account statements for the prior month on the VDOT escrow funds in accounts at SunTrust Bank, N.A., and on all Liberty Bank accounts.

e.	On a monthly basis commencing on May 30, 2008, and within 30 days of the end of each month thereafter, the Borrower shall deliver copies of its previous month-end income statement and balance sheet.

f.	By no later than May 15, 2008, the Borrower shall deliver a listing of the names and address of all of its account debtors and vendors.

g.	The Automatic Credit Advance procedure of the Borrower’s ARTS Service shall cease on April 30, 2008. Notwithstanding anything to the contrary in any agreement or the Reporting Requirements Addendum with the Bank, the Borrower shall, commencing in May 1, 2008: (i) upload Receivable data into ARTS upon each advance request, and in any event shall upload such data at least every two weeks; (ii) submit to the Bank Borrowing Base Certificates, in form and substance satisfactory to the Bank, every two weeks; (iii) within ten (10) days of each month end, submit a Borrowing Base Certificate reflecting activity for the entire previous month, accompanied by a reconciliation of reported sales, credits, collections, ending Receivable balances, loan balance to subsidiary records, and bank statements.

h.	The Financial Covenants set forth in the Financial Covenants Addendum continue to apply to the Borrower and shall be measured next by the Bank as of March 31, 2008 and monthly thereafter. The following Financial Covenants are hereby modified and amended with the following:
(i)	Financial Covenant II.A shall be modified and amended to read as follows: Borrower shall at all times maintain a minimum Tangible Net Worth plus Subordinated Debt of not less than $400,000 as of March 31, 2008 and as of the last day of each month thereafter, and

(ii)	Financial Covenant II.D shall be modified and amended to read as follows: Borrower failing to maintain a Current Ratio equal to or greater than .975 as of March 31, 2008 and as of the last day of each month thereafter.
For purposes of covenant measurements, any capital infusion or issuance of subordinated debt shall be deemed to have occurred after March 31, 2008.

     8. Representations and Warranties of the Borrower. In consideration of the execution and delivery of this Amendment by the Bank, the Borrower hereby represents and warrants in favor of the Bank: (a) each Borrower has the power and authority (i) to enter into this Amendment and (ii) to do all acts and things as are required or contemplated hereunder to be done, observed and performed by the Borrower; (b) the Borrower has the power and has taken all necessary action to authorize it to execute, deliver, and perform this Amendment in accordance with the terms hereof and to consummate the transactions contemplated hereby; (c) (i) the Borrower has obtained all necessary governmental, shareholder and third party approvals, (ii) all such necessary governmental, shareholder and third party approvals are in full force and effect, (iii) none of such necessary governmental, shareholder and third party approvals is the subject of any pending or, to the best of the Borrower’s knowledge, threatened attack or revocation, by the grantor of the governmental, shareholder or third party approval and (iv) the Borrower is not required to obtain any additional necessary governmental, shareholder or third party approval in connection with the execution, delivery, and performance of this Amendment, in accordance with its terms, or the consummation of the transactions contemplated hereby or thereby; (d) the execution, delivery, and performance of this Amendment in accordance with its terms and the consummation of the transactions contemplated hereby do not and will not (i) violate any applicable law, (ii) conflict with, result in a breach of, or constitute a default under the charter, bylaws and other governing documents of each Borrower or under any indenture, agreement, or other instrument to which the Borrower is a party or by which the Borrower or any of its properties may be bound, or (iii) result in or require the creation or imposition of any lien upon or with the Borrower except liens permitted by the Loan Agreement; (e) this Amendment has been duly executed and delivered by each Borrower, and is a legal, valid and binding obligation of each Borrower, enforceable in accordance with its terms except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditor’s rights generally or by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law); (f) after giving effect to this Amendment, no Event of Default exists under the Loan Agreement; (g) as of the date hereof, all representations and warranties of the Borrower set forth in the Loan Agreement are true, correct and complete in all material respects; and (h) the Loan Agreement constitutes the legal, valid and binding obligations of each Borrower, enforceable in accordance with its terms except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditor’s rights generally or by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).
     9. Amendment Fee. The Borrower agrees to pay the Bank an amendment fee equal to $30,000 which fee shall be fully earned and non-refundable upon the effectiveness of this Amendment. Borrower shall pay $15,000 of the fee upon execution of this Agreement and shall pay the remaining $15,000 on or prior to 5:00 p.m., eastern time, May 31, 2008, provided, however, that its obligation to make such $15,000 payment shall be discharged if the Borrower fully and finally repays all sums outstanding under the revolving Line of Credit and the Auxiliary Revolver Facility prior to 5:00 p.m., eastern time, May 31, 2008.
     10. Counterparts. This Amendment may be executed in multiple counterparts, each of which shall be deemed to be an original and all of which, taken together, shall constitute one and the same agreement. In proving this Amendment in any judicial proceedings, it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom such enforcement is sought. Any signatures delivered by a party by facsimile transmission or by e-mail transmission of an adobe file format document (also known as a PDF file) shall be deemed an original signature hereto.
     11. Reference to and Effect on the Note Documents. Upon the effectiveness of this Amendment, on and after the date hereof, each reference in the Loan Agreement to “this Agreement”, “hereunder”, “hereof”, or words of like import referring to the Loan Agreement, and each reference in the other related documents to “the Loan Agreement”, “thereunder,” “thereof”, or words of like import referring to the Loan Agreement, shall mean and be a reference to the Loan Agreement as amended hereby.
     12. Costs, Expenses and Taxes. The Borrower agrees to pay on demand all costs and expenses in connection with the preparation, execution, and delivery of this Amendment and the other instruments and documents to be delivered hereunder, including, without limitation, the amendment fee to be paid pursuant to Sections 5 and 8 of this Amendment, and the fees and out- of-pocket expenses of counsel for the Bank with respect thereto and with respect to advising the Bank as to its rights and responsibilities hereunder and thereunder. In addition, the Borrower agrees to pay any and all stamp and other taxes payable or determined to be payable in connection with the execution and delivery of this Amendment and the other instruments and documents to be delivered hereunder, and agrees to save the Bank harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes.
     13. Release of Claims. This Amendment is intended to be a further accommodation by Bank to Borrower. In consideration of all such accommodations, and acknowledging that Bank will be specifically relying on the following provisions as a material inducement in entering into this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Borrower, on behalf of itself and its shareholders and subsidiaries, hereby releases, remises and forever discharges Bank and its agents, servants, employees, directors, officers, attorneys, accountants, consultants, affiliates, representatives, receivers, trustees, subsidiaries, predecessors, successors and assigns (collectively, the “Released Parties”) from any and all claims, damages, losses, demands, liabilities, obligations, actions and causes of action whatsoever (whether arising in contract or in tort, and whether at law or in equity), whether known or unknown, matured or contingent, liquidated or unliquidated, in any way arising from, in connection with, or in any way concerning or relating to the Loan Agreement, the other related documents, or any dealings with any of the Released Parties in connection with the transactions contemplated by such documents or this Amendment prior to the execution of this Amendment. This release shall be and remain in full force and effect notwithstanding the discovery by any Borrower after the date hereof (a) of any new or additional claim against any Released Party, (b) of any new or additional facts in any way relating to the subject matter of this release, (c) that any fact relied upon by it was incorrect or (d) that any representation made by any Released Party was untrue or that any Released Party concealed any fact, circumstance or claim relevant to Borrower’s execution of this release; provided, however, this release shall not extend to any claims arising after the execution of this Amendment in connection with the Loan Agreement. Each Borrower acknowledges and agrees that this release is intended to, and does, fully, finally and forever release all matters described in this Section 13, notwithstanding the existence or discovery of any such new or additional claims or facts, incorrect facts, misunderstanding of law, misrepresentation or concealment.
     14. Section Titles. The section titles contained in this Amendment are included for the sake of convenience only, shall be without substantive meaning or content of any kind whatsoever, and are not a part of the agreement between the parties.
     15. Entire Agreement. This Amendment and the other related documents constitute the entire agreement and understanding between the parties hereto with respect to the transactions contemplated hereby and thereby and supersede all prior negotiations, understandings and agreements between such parties with respect to such transactions.
     16. Governing Law. THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF MARYLAND, WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.
     17. Time of the Essence. Time is of the essence with respect to all the terms and conditions of this Agreement.
     18. Voluntary Agreement and Advice of Counsel. The Borrower acknowledges, affirms and agrees that they: (a) are entering into this Agreement of their own choice without coercion or duress of any kind; (b) are not relying upon any representations, whether written or oral, not contained in this Agreement; (c) have had the opportunity to be represented by counsel of their own choice; and (d) understand the meaning and effect of all of the terms and provisions of this Agreement including the releases and waivers contained in Section 13.
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[Signatures follow]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the day and year first written above.

BORROWER:	HALIFAX CORPORATION OF VIRGINIA

	By:	/s/ Joseph Sciacca (SEAL)
	Name:	Joseph Sciacca
	Title:	Chief Financial Officer

HALIFAX ENGINEERING, INC.

	By:	/s/ Joseph Sciacca (SEAL)
	Name:	Joseph Sciacca
	Title:	Vice President, Secretary and Treasurer

MICROSERV LLC

	By:	/s/ Joseph Sciacca (SEAL)
	Name:	Joseph Sciacca
	Title:	Vice President, Secretary and Treasurer

HALIFAX ALPHANATIONAL ACQUISITION, INC.

	By:	/s/ Joseph Sciacca (SEAL)
	Name:	Joseph Sciacca
	Title:	Vice President, Secretary and Treasurer

BANK:	PROVIDENT BANK

	By:	/s/ Michael McShane (SEAL)
	Name:	Michael McShane
	Title:	Senior Vice President
Third Amendment and Waiver
to Loan Agreement
April, 2008